UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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☐Preliminary Proxy Statement

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☐Definitive Proxy Statement

☒Definitive Additional Materials

☐Soliciting Material Under Rule 14a-12

Rocky Brands, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROCKY BRANDS, INC.

39 East Canal Street

Nelsonville, Ohio 45764

PROXY STATEMENT SUPPLEMENT FOR THE

2018 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 16, 2018

The following information relates to the proxy statement (the “Proxy Statement”) of Rocky Brands, Inc. (the “Company”), dated April 16, 2018, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for the 2018 Annual Meeting of Shareholders and any adjournment or postponement thereof. All capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement. This information is in addition to the information required to be provided to the Company’s  shareholders under the applicable proxy disclosure rules as set forth in the Proxy Statement. This Supplement should be read in conjunction with the Proxy Statement.

This Supplement is filed solely to correct an inadvertent clerical error in the Proxy Statement. After filing the Proxy Statement, the Company discovered that, on page 43 of the Proxy Statement under the heading “CEO Pay Ratio,” the Company had inadvertently stated that it estimated the CEO’s annual total compensation was approximately 24 times that of our median employee, instead of the correct ratio of approximately 43 times that of our median employee. No other changes are being made in the Proxy Statement.